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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made this 12th day of July 2002, by and between Technical Olympic USA, Inc., a Delaware corporation (the "Employer") and Tommy L. McAden (the "Employee").

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Employee with the Employer;

NOW, THEREFORE, IN CONSIDERATION of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1. DEFINITIONS. For the purposes of this Agreement, terms have the meanings defined herein or on Exhibit A attached hereto unless the context otherwise requires.

2. EMPLOYMENT, TERM AND DUTIES.

2.1 EMPLOYMENT TERM. The Employer hereby employs the Employee, and the Employee hereby accepts employment by the Employer, upon the terms and conditions set forth herein for an initial period to begin on the Effective Date and end on the third (3rd) anniversary thereof, unless terminated earlier in accordance with the provisions of Section 4; provided, that the Employment Period automatically shall be extended for an additional one (1) year at the end of the initial three
(3) year period and then again after each successive year thereafter unless either the Employee or the Employer delivers written notice to the other of the non-extension of the Employment Period at least six (6) months prior to the end of the initial Employment Period or successive term, as then applicable.

2.2 DUTIES. The Employee will serve as Chief Financial Officer and Vice President-Finance and Administration of the Employer during the Employment Period and will have such other duties and responsibilities as are reasonably consistent with such position as may be assigned or delegated to the Employee from time to time by the Board of Directors, the Chief Executive Officer of the Employer, or a senior executive of the Employer identified by the Chief Executive Officer to the Employee. The Employee will devote his full business time, attention, skill, and energy exclusively to the business of the Employer, will use his best efforts to promote the success of the Employer's business, and will cooperate fully with the senior management of the Employer and the Board of Directors in the advancement of the best interests of the Employer.

Notwithstanding the above, the Employee may engage in the following activities:
(i) serve on such corporate, civic, religious, educational and/or charitable boards or committees that have been disclosed to, and approved by, the Board of Directors in writing, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions without receiving any kind of compensation, and (iii) manage his personal investments, provided that such investments do not conflict with the provisions of Section 5 hereof and do not materially interfere with or conflict with the Employee's duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his duties as such officer or director without additional compensation; provided that such appointment may not be made without the Employee's prior consent. Upon termination of his employment with the Employer, the Employee hereby automatically resigns as of such date as an




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officer and director of the Employer and each Affiliate of which he is an officer or director, if any.

2.3 LOCATION. Employee's place of employment hereunder shall be at the Employer's offices in the greater Ft. Lauderdale, Florida metropolitan area, unless the Employee consents otherwise in writing; provided, however, that the Employee shall travel as reasonably necessary to perform his obligations and duties to the Employer.

3. COMPENSATION AND BENEFITS. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee for the Employer and its Affiliates in all capacities.

3.1 BASE SALARY. The Employee will be paid an initial annual base salary of $380,000 commencing on January 1, 2002 (with annual increases, the "Base Salary") (prorated for any partial calendar year) which will be payable in equal periodic installments according to the Employer's customary payroll practices for its executives.

Thereafter, Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Employee prior to the Effective Date and thereafter at least annually and may be increased (but not decreased) at any time and from time to time; provided, however, that in no event shall such increases on an annual basis be less than the higher of (i) that percentage by which the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government (the "Index") as of December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of the December 31 of the calendar year immediately preceding the Base Year, or (ii) ten percent (10%).

3.2 BENEFITS. The Employee (and the Employee's spouse and dependents, where applicable) shall be permitted to participate in such 401(k) plan (or similar qualified plan) and any welfare benefit plan, program or fringe benefit made available to, and on the terms at least as favorable to, other similarly situated employees of the Employer or its subsidiaries, that may be in effect from time to time, subject to the Employee meeting the eligibility requirements under the terms of each of those plans (collectively, the "Benefits"). Nothing herein shall prevent the Employer from modifying or terminating at any time any employee benefit plan in the Employer's sole discretion, so long as such modification or termination equally affects all of the Employer's similarly situated employees.

3.3 ANNUAL BONUS. The Employee shall receive a cash bonus opportunity during the Employment Period ("Bonus") substantially equivalent to the opportunity set forth in Exhibit B attached hereto, as the same may be amended from time to time by the parties.

3.4 BUSINESS EXPENSES. In accordance with the rules and policies that the Employer may establish from time to time for its executives, the Employer shall reimburse the Employee for business expenses reasonably incurred by him in the performance of his duties hereunder. Requests for reimbursement must be accompanied by appropriate documentation.

3.5 VACATION. The Employee shall be entitled to four (4) weeks vacation per calendar year (prorated for less than a full year). Unused vacation in excess of an aggregate of two (2) weeks




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for all prior years shall not be accumulated or carried over from year to year, and the Employee shall not be entitled to compensation for unused vacation time except as provided in Section 4.

3.6 CAR ALLOWANCE. During the Employment Period, the Employee shall be paid a car allowance in the amount of $1,000 per month, plus a monthly average of $500 for actual and reasonable expenses incurred in connection with the maintenance or operation of Employee's car.

3.7 OFFICE AND SUPPORT STAFF. During the Employment Period, the Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, as provided at any time with respect to other comparable executives of the Employer and its subsidiaries and/or as reasonably necessary to perform the Employee's duties and obligations as set forth herein.

3.8 STOCK OPTIONS. The Employer shall use its best efforts to cause the Employee to receive the stock option grants substantially in the form of the option grants set forth in Exhibit C attached hereto (the "Options"). The number of shares subject to the option grants and the minimum exercise price reflected therein shall be proportionately increased or decreased, as the case may be, to the extent the number of shares of the Employer outstanding on the Effective Date is greater or less than 32.2 million shares.

3.9 RELOCATION BENEFITS. The Employer shall pay or reimburse the Employee for all expenses related to any relocation of the Employee to the Ft. Lauderdale, Florida metropolitan area or otherwise permitted hereunder. Any payments made to the Employee pursuant to this Sections 3.9 shall be grossed-up for the effect of any federal, state or local income or similar taxes that the Employee may be required to pay as a result of receiving such benefits or payments or having such benefits imputed to the Employee so that the net value of the foregoing benefits shall not be diminished by the payment of any federal, state or local income or similar taxes thereon by the Employee.

4. TERMINATION.

4.1 DEATH; DISABILITY. This Agreement will terminate automatically upon the death or Disability of the Employee.

4.2 TERMINATION NOTICE. Any other termination of the Employee's employment shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee's employment under the provision so indicated. The date of the Employee's termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein. If a termination is being effected by the Employee for any reason other than Good Reason, such date shall not be less than six (6) months from the date the written notice is given to the Employer; if a termination is being effected by the Employee for Good Reason, such date shall not be less than three (3) months from the date the written notice is given to the Employer; whichever termination notice is applicable is referred to herein as the Required Notice. Failure to provide the Required Notice shall be deemed a breach of this Agreement by


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the Employee for which the Employee will be liable to the Employer for any damages caused by such breach.

4.3 TERMINATION PAY. Upon termination of the Employee's employment, the Employer will be obligated to pay or provide the Employee or the Employee's estate, as the case may be, only such compensation and Benefits as are provided in this
Section 4.3.

         (a) TERMINATION BY THE EMPLOYER FOR CAUSE; RESIGNATION OF THE EMPLOYEE WITHOUT GOOD REASON OR REQUIRED NOTICE. If (i) the Employer terminates the Employee's employment for Cause; (ii) the Employee terminates his employment for any reason other than Good Reason; or (iii) the Employee terminates his employment for any reason without the Required Notice, the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable via wire transfer to an account designated by the Employee in a lump sum in cash within thirty (30) Business Days of the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.

         (b) TERMINATION DUE TO DISABILITY. If the Employee's employment is terminated due to his Disability, the Employee shall be entitled to receive from the Employer the sum of the following, payable via wire transfer to an account designated by the Employee or the Employee's legal representative within thirty
(30) Business Days after the date of termination: (i) the Accrued Obligations and (ii) the Pro Rata Bonus.

         (c) TERMINATION UPON DEATH. If this Agreement is terminated because of the Employee's death, the Employee's estate shall be entitled to receive from the Employer the sum of the following, payable via wire transfer to an account designated by the Employee's legal representative within thirty (30) Business Days after the date of termination: (i) the Accrued Obligations; (ii) the Pro-Rata Bonus; and (iii) the Death Benefit.

         (d) TERMINATION BY THE EMPLOYEE DUE TO GOOD REASON OR BY THE EMPLOYER WITHOUT CAUSE. Subject to the provisions of Section 4.3(e), if the Employee's employment is terminated by the Employer without Cause or by the Employee for Good Reason, the Employee shall be entitled to receive from the Employer the following, payable via wire transfer within thirty (30) Business Days after the date of termination: (i) the Termination Payment and (ii) if the Employee timely elects continuation coverage under the Employer's group health plan, an amount equal to the monthly premium charge for such coverage, for the lesser of the then remaining term of the Employment Period or the period of such continued health coverage, at the active employee premium rate for similar coverage.

         (e) CHANGE IN CONTROL. Notwithstanding the foregoing provisions of
Section 4.3(d) hereof, if the Employee's stated reason for terminating his employment for Good Reason is the occurrence of a Change of Control, then the lump sum payable to the Employee under Section 4.3(d)(i) hereof shall be the greater of (i) the Termination Payment, or (ii) the Change of Control Payment. Any additional amount due to the Employee shall be paid within thirty (30) Business Days of the date of termination via wire transfer to an account designated by the Employee to the Employer.


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4.4 RELEASE AND WAIVER. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section
4.3 unless the Employee has delivered to the Employer an executed form of general release, in a form reasonably acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees and agents from any and all of any kind that the Employee may have arising out of the Employee's employment with the Employer or the termination of such employment, but excluding any claims arising under this Agreement, and such release has become irrevocable.

4.5 NO MITIGATION; NO OFFSET. In the event of any termination of the Employee's employment under this Agreement, the Employee shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that the Employee may obtain. The Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any Affiliate may have against the Employee or others.

4.6 CERTAIN ADDITIONAL PAYMENTS BY THE EMPLOYER.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4.6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment" ) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 4.6(a), if it shall be determined that the Employee is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Employee such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 4.6(c), all determinations required to be made under this Section 4.6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Employer's independent certified accountant or such other certified public accounting firm as may be designated by the Employer (the "Accounting Firm") which shall provide detailed supporting calculations both to the Employer and the Employee


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within fifteen (15) Business Days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 4.6, shall be paid by the Employer to the Employee within five (5) Business Days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies pursuant to
Section 4.6(c) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee.

         (c) The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service, that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Employee is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employer shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

                  (i) give the Employer any information reasonably requested by the Employer relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

                  (iii) cooperate with the Employer in good faith in order effectively to contest such claim; and

                  (iv) permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 4.6(c), the Employer shall control all proceedings taken in connection


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with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that if the Employer directs the Employee to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 4.6(c), the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Employer's complying with the requirements of Section 4.6(c)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Employer pursuant to Section 4.6(c), a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Employer does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. NON-COMPETITION AND NON-INTERFERENCE.

5.1 ACKNOWLEDGMENTS. The Employer acknowledges that it is providing the Employee with Confidential Information in order for the Employee to perform his duties under this Agreement. The Employee acknowledges that (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, and (b) the provisions of this
Section 5 are reasonable and necessary to protect the Confidential Information, goodwill and other business interests of the Employer.

5.2 COVENANTS OF THE EMPLOYEE. The Employee covenants that he will not, directly or indirectly:

         (a) during the Noncompete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in the Business in (i) any county in any state, or any county contiguous with a county,


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in which the Employer or any of its Affiliates is conducting Business activities or has conducted such Business activities during the prior twelve (12) months, and (ii) any county in which the Employer or any of its Affiliates is conducting other business; provided, however, that the Employee may purchase or otherwise acquire for passive investment up to 3% of any class of securities of any such enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

         (b) whether for the Employee's own account or for the account of any other person, at any time during his employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit Business of the same or similar type being carried on by the Employer or its Affiliates, from any person known by the Employee to be a customer of the Employer or its Affiliates, whether or not the Employee had personal contact with such person during the Employee's employment with the Employer;

         (c) whether for the Employee's own account or the account of any other person and at any time during his employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliate to terminate his employment with the Employer or its Affiliate; or (ii) interfere with the Employer's or its Affiliate's relationship with any person who at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate; or

         (d) at any time after the termination of his employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee;

provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) above shall not apply if the Employee's employment is terminated pursuant to
Section 4.3(d). If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

5.3 COVENANTS OF THE EMPLOYER. The Employer covenants and agrees that, during the Noncompete Period, the following provisions shall apply:

         (a) If the Employee's employment is terminated by the Employer for Cause, no compensation shall be payable or benefits provided to the Employee during the Noncompete Period.


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         (b) If the Employee's employment is terminated for any reason other than death, Disability, for Cause or by the Employee without having provided the Required Notice, the Employer shall continue to (i) pay to the Employee during the Noncompete Period the Base Salary as provided herein as if the Employee remained employed by the Employer during the Noncompete Period and (ii) provide all of the Benefits to the Employee (and the Employee's spouse and dependents, as applicable) that the Employer would have provided pursuant to this Agreement, as if the Employee remained employed by the Employer during the Noncompete Period, unless the Employer is prohibited from providing any of such Benefits pursuant to applicable law.

         (c) Notwithstanding the foregoing provisions of this Section 5.3, the Employer may pay to the Employee the cash equivalent of any Benefit that the Employer is otherwise obligated to provide the Employee in lieu of providing such Benefit.

         (d) Notwithstanding the foregoing provisions of this Section 5.3, the Employer shall have the right, at any time, to release the Employee from the covenants contained in this Section 5.2, at which time the Employee's right to receive and the Employer's obligation to make any payments under this Section
5.3 shall terminate upon the payment by the Employer to the Employee of all amounts due under this Section 5.3 up to and including the date of such release.

6. NON-DISCLOSURE COVENANT.

6.1 ACKNOWLEDGMENTS BY THE EMPLOYEE. The Employee acknowledges that (a) during the Employment Period, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

6.2 COVENANTS OF THE EMPLOYEE. The Employee covenants as follows:

         (a) CONFIDENTIALITY. During and after his employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose it to any person other than in connection with the performance of his duties and obligations hereunder, except with the specific prior written consent of the Board of Directors or the Chief Executive Officer; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response of subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make any disclosure of Confidential Information, the Employee agrees that he will (i) immediately provide the Employer with written notice of the existence, terms and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist or narrow such requests and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order


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or other reliable assurance that confidential treatment will be accorded to such disclosed information.

         (b) TRADE SECRETS. Any trade secrets of the Employer will be entitled to all of the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

         (c) REMOVAL. The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or used in the Employer's business (collectively, the "Proprietary Items"). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of his employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiment, including electronic or otherwise, of any of the Proprietary Items or Confidential Information.

7. GENERAL PROVISIONS OF SECTION 5 AND 6.

7.1 INJUNCTIVE RELIEF AND ADDITIONAL REMEDY. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee waives any requirement for the Employer's securing or posting of any bond in conjunction with any such remedies. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the Employer's rights under this Section 7 or any other remedies of the Employer, if the Employee breaches any of the provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

7.2 COVENANTS OF SECTIONS 5 AND 6 ARE ESSENTIAL AND INDEPENDENT COVENANTS. The covenants of the Employee in Sections 5 and 6 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. In addition, the Employee's covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, (i) the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below, and
(ii) the covenants and agreements in Section 5.2 shall be effective as of the Effective Date.

8. GENERAL PROVISIONS.

8.1 INDEMNIFICATION. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys' fees and costs), judgments, penalties, fines, amounts paid in settlements, interest and all other liabilities incurred or paid by the Employee in connection or in any way associated with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee or agent of the Employer, or any of its subsidiaries or Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith, and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Employer also shall pay any and all expenses (including attorney's fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law. Nothing herein shall prohibit the Employer from advancing to the Employee the anticipated expenses that the Employee would be indemnified and held harmless by the Employer to the fullest extent permitted herein.

8.2 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.3 SUCCESSORS. (a) This Agreement is personal to the Employee and without the prior written consent of the Employer shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns.

            (c) Unless the Employee terminates this Agreement for Good Reason due to a Change of Control, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement "Employer" shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8.4 NOTICES. All notices, consents, waivers, and other communications required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):


    If to the Employer:                          With a copy to:

    Technical Olympic USA, Inc.                  Technical Olympic USA, Inc.
    4000 Hollywood Blvd., Suite 500-N            1200 Soldiers Field Drive
    Hollywood, Florida 33021                     Sugar Land, TX 77479
    Attn:  Antonio B. Mon, CEO                   Attn:  Holly Hubenak
    Facsimile No.:  (954) 364-4020               Facsimile No.: (281) 243-0116

    And with a second copy to:

    Technical Olympic USA, Inc.
    20 Solomou Street
    Ana Kalamaki
    Athens 17456 Greece
    Attn:  Yannis Delikanakis
    Facsimile No.:  (3010) 995-5586


    If to the Employee:                          With a copy to:

    Tommy L. McAden                              Fox, Rothschild, O'Brien & Frankel, LLP
    331 Catlin Circle                            760 Constitution Drive
    Highland Village, Texas 75077                Exton, PA  19341
    Facsimile No.:  (972) 317-4515               Attn: Michael S. Harrington, Esq.
                                                 Facsimile No.: (610) 458-7337

8.5 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and hereby expressly terminates, rescinds, replaces and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

8.6 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN BROWARD COUNTY, FLORIDA, FOR THE PURPOSES OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT.

8.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.8 TAX WITHHOLDINGS. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement.

8.9 AMENDMENTS AND WAIVERS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and a member of the Board of Directors authorized by the Board of Directors to execute the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.10 SURVIVAL. The provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.

8.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.


TECHNICAL OLYMPIC USA, INC.                          EMPLOYEE



By: /s/ Antonio B. Mon                               /s/ Tommy L. McAden
    ------------------                               -------------------------
Name: Antonio B. Mon                                 Name: Tommy L. McAden
Title: Chief Executive Officer

                                    EXHIBIT A

                                   DEFINITIONS

"Accrued Obligations" means, at the relevant date, the sum of the following: (i) the Employee's earned or accrued, but unpaid, Base Salary through the date of termination of the Employee's employment as provided herein; (ii) any Bonus earned or accrued and vested, but unpaid (together with accrued interest or earnings credited thereon); (iii) the economic value of any of the Employee's accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.

"Affiliate" means a person or entity who or which, (i) with respect to an entity, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity or (ii) with respect to the Employee, is a parent, spouse or issue of the Employee, including persons in an adopted or step relationship.

"Board of Directors" means the board of directors of the Employer.

"Business" means the business of developing land for, and the design and construction of, and the promotion, marketing and sale of, single-family residences, townhouses, and condominiums.

"Business Day" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Ft. Lauderdale, Florida.

"Cause" means:

         (a) an act of fraud, misappropriation or personal dishonesty taken by the Employee and intended to result in the substantial personal enrichment of the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer;

         (b) the material violation by the Employee of a material obligation of the Employee under this Agreement, including, but not limited to, the willful and continued failure of the Employee to perform substantially the Employee's duties with the Employer or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by the Board or the Chief Executive Officer of the Employer which specifically identifies the manner in which the Board or the Chief Executive Officer believes that the Employee has not substantially performed the Employee's duties or violated an obligation under this Agreement;

         (c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude; or

         (d) a material violation of any express direction of the Board of Directors or the Chief Executive Officer of the Employer or a material violation of any rule, regulation, policy or plan established by the Board of Directors from time to time regarding the conduct of the Employer's employees and/or its business, which violation is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from the Employer of such failure.

"Change of Control" means the occurrence of any of the following events, each of which shall be determined independently of the others:

         (a) any "Person" (as defined below) becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the stock of any member of the Consolidated Group entitled to vote in the election of directors. For purposes of this Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group;

         (b) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

         (c) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, at least forty percent (40%) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than thirty percent (30%) of the combined voting power of such member's then outstanding securities shall not constitute a Change in Control; or

         (d) any member of the Consolidated Group is a subject of a "Rule 13e-3 transaction" as that term is defined in Exchange Act Rule 13e-3, and the first purchase has been made pursuant to such transaction.

         Notwithstanding the foregoing, if, immediately after the occurrence of any event enumerated above, the Continuing Directors control the majority of the Board of Directors of the Employer (or, in the case of any merger or combination in which the Employer is not the surviving entity, continue to constitute a majority of the board of directors of such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as the Continuing Directors no longer constitute a majority of the Board of Directors of the Employer (or the successor entity, if applicable). "Continuing Directors" for this purpose means the members of the Board of Directors of the Employer on the Effective Date, provided that any person becoming a member of the Board of Directors of the Employer subsequent to such date whose election or nomination for election was supported by a majority of the directors who at the time of the election or nomination for election comprised the Continuing Directors shall be considered to be a Continuing Director.

"Change of Control Payment" shall mean the sum of the following amounts: (A) the Accrued Obligations; (B) two (2) times the sum of the following: (1) the highest Base Salary that would be payable to the Employee during the Employment Period,
(2) an amount equal to the highest Bonus paid to Employee in any of the prior three (3) fiscal years by the Employer or any of its Affiliates, and (C) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.2(d) of this Agreement) to be provided to the Employee for the then remaining term of the Employment Period.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Confidential Information" means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:

         (a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and

         (b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.

Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure by the Employee.

"Consolidated Group" shall mean (i) the group of companies composed of the Technical Olympic, Inc. or Employer, and (ii) any successor or surviving company of any of the foregoing entities.

"Death Benefit" means an amount equal to the lesser of (i) $2,000,000, or (ii) two (2) times the sum of the following: (A) the aggregate Base Salary at the rate in effect at the time of death and (B) the highest Bonus paid to Employee for any of the prior three (3) fiscal years paid by the Employer or any of its Affiliates.

"Disability" means, for all purposes of this Agreement, the incapacity of the Employee, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors of the Employer upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.

It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

"Effective Date" means the date on which the merger of Engle Holdings Corp. and Newmark Homes Corp. occurs and becomes effective, such date being June 25,2002.

"Employment Period" means the term of the Employee's employment under this Agreement.

"Fiscal Year" means the fiscal year of Employer on the Effective Date or as it may change from time to time.

"Good Reason" means:

         (a) that without the Employee's prior written consent and in the absence of Cause, one or more of the following events occurs:

                  (i) any materially adverse change in the Employee's authority, duties or responsibilities as set forth in Section 2 or any assignment to the Employee of duties and responsibilities materially and substantially inconsistent with those normally associated with such position;

                  (ii) the Employer requiring the Employee to be based at any office more than fifty (50) miles outside the greater Ft. Lauderdale, Florida metropolitan area, excluding travel reasonably required in the performance of the Employee's responsibilities;

                  (iii) any purported termination by the Employer of the Employee's employment otherwise than as expressly permitted by this Agreement;

                  (iv) any failure by the Employer to comply with and satisfy
         Section 8.3(c) of this Agreement;

                  (v) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer and the Chief Executive Officer of the Employer by the Employee which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer's duties or violated an obligation under this Agreement; or

                  (vi) a Change of Control occurs.

         (b) within sixty (60) business days of learning of the occurrence of any such event, and in the absence of any circumstance that constitutes Cause, the Employee gives written notice to terminate employment with the Employer to the Chief Executive Officer of the Employer; provided, however, that the events set forth in subparagraphs (a)(i, ii, iii, or iv) shall not constitute Good Reason for purposes of this Agreement unless, within twenty (20) Business Days of Employee's learning of such event, the Employee gives written notice of the event to the Employer and the Employer fails to remedy such event within thirty
(30) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

"Index" shall mean the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government.

"Noncompete Period" means the period beginning on the Effective Date and ending on the first anniversary of the Employee's termination of employment with the Employer.

"Pro Rata Bonus" shall mean a pro rata Bonus for the year in which the Employee's employment terminates based on the performance of the Employer for the year during which such termination occurs, or, if performance results are not available, based on a Bonus equal to the highest Bonus paid to Employee in any of the prior three (3) fiscal years by the Employer or any of its Affiliates.

"Termination Payment" shall mean a lump sum payment in cash equal to the sum of the following: (A) an amount equal to the aggregate Base Salary (as it may be increased from time to time pursuant to this Agreement) that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period, (B) the Pro

Rata Bonus, (C) an amount equal to the aggregate Bonus that would have been payable to the Employee if his employment had continued for the then remaining term of the Employment Period (other than the year in which the Employee's employment terminates), calculated by multiplying the highest Bonus paid to Employee in the prior three (3) fiscal years by the number of years remaining in the Employment Period, (D) the Accrued Obligations, and (E) the fair market value of any Benefits and perquisites (other than health benefits, if paid to the Employee pursuant to subparagraph (ii) of Section 4.3(d) of this Agreement) to be provided to the Employee for the then remaining term of the Employment Period.

                                    EXHIBIT B

                                  Annual Bonus

                           TECHNICAL OLYMPIC USA, INC.
                       ANNUAL AND LONG-TERM INCENTIVE PLAN

      ANNUAL CASH INCENTIVE AWARD GRANTS FOR 2002, 2003 AND 2004 AGREEMENT


         AGREEMENT made as of ______________, 2002, between Technical Olympic USA, Inc., a Delaware corporation (the "Company"), and Tommy L. McAden ("Employee").

         To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the "Plan"), by affording Employee the opportunity to earn a bonus with respect to each of the years 2002, 2003 and 2004 (each, a "Bonus Year"), the Company and Employee hereby agree as follows:

1. Bonus Grant for 2002. As soon as reasonably practical following the end of 2002, provided Employee's employment with the Company has not terminated prior to the end of 2002, Employee will be paid a bonus for 2002 equal to 100% of his Base Salary, as defined in the Employment Agreement between Employee and the Company dated _____________, 2002 (the "Employment Agreement"), for 2002.

2.       Bonus Grants for 2003 and 2004.

a.       Basic Bonus.

                  i. If the Company's Return on Equity ("ROE") for the applicable Bonus Year is 6% or less, no Basic Bonus shall be payable for such Bonus Year. As used herein, "ROE" means Net Income (as defined below), divided by the average of the shareholders' total equity as of the beginning of the first day of the fiscal year and the end of each month of such fiscal year.

                  ii. If the Company's ROE for the Bonus Year is in excess of 6%, a Basic Bonus shall be payable as follows: for ROE up to but not in excess of 15%, then, subject to Paragraph D below, Employee shall be paid a Basic Bonus equal to the product of (i) 0.5% and (ii) the Company's Net Income for such Bonus Year in excess of 6%, but not in excess of 15%. As used herein, "Net Income" means the Company's net income for the fiscal year excluding extraordinary non-recurring items or items of an unusual nature, the impact of any changes in accounting principles, and the charges for annual cash incentive awards hereunder to all corporate officers and directors.

                  iii. If the Company's ROE for the Bonus Year is in excess of 15%, then, subject to Paragraph d below, Employee shall be paid an additional Basic Bonus, i.e., in addition to that amount payable under subparagraph
                           (ii) above, equal to the product of (i) .8125% and
                           (ii) the Company's Net Income for such Bonus Year in excess of 15%.

                  iv. Subject to Paragraph d below, the Basic Bonus earned shall be paid in cash following the Bonus Year as provided herein.

         b.       Kicker Bonus.

                  i. If the Company's Net Income for the applicable Bonus Year exceeds the average of the Net Income for the three years immediately preceding the applicable Bonus Year, then, subject to Paragraph d below, Employee shall be paid a Kicker Bonus equal to the product of (i) .375% and (ii) the amount of the Net Income for such Bonus Year in excess of such three-year average Net Income. If the Company has a net loss in any of the three years immediately preceding the applicable Bonus Year, such net loss year(s) shall be treated as a zero in calculating the average Net Income for the applicable three-year period. With respect to Bonus Years 2003 and 2004, the Company's pro forma net income for 2001 shall be used in the calculation of the average of net income over the preceding three years. All other calculations under this Agreement shall be based on the certified audited financial statements of the Company.

                  ii. Subject to Paragraph d below, the Kicker Bonus earned shall be paid in cash following the Bonus Year as provided herein.

         c.       Additional Bonus Awards for 2003 and 2004.

                  If the Company's ROE for the applicable Bonus Year is 6% or higher, then, subject to Paragraph d below, Employee shall be paid a cash bonus following the end of such Bonus Year of 9.375% of Employee's annual rate of Base Salary as in effect at the beginning of the Bonus Year, subject to a reduction in such bonus percentage, in the Committee's sole discretion, based on the level of achievement in the Bonus Year of one or more performance goals to be established by the Compensation Committee prior to the beginning of such Bonus Year; provided, however, the Committee may not reduce the bonus percentage otherwise payable to a lower percentage of Employee's Base Salary than that indicated by the Minimum Bonus Percentage below for the level achieved. Such goals, when established for such a Bonus Year (which may be after the date of this Agreement), shall be attached to this Agreement as Attachment A and shall be made a part hereof.


                       Level of                                           Minimum
                      Achievement                                    Bonus Percentage
                      -----------                                    ----------------

                   Maximum (1.5 x Target)                                 9.375%
                   Target                                                  6.25%
                   Threshold (0.5 x Target)                               3.125%
                   Below Threshold                                            0%

                  For results between Maximum and Target and between Target and Threshold, the percentage shall be determined by linear interpolation between the two applicable percentages.

         d.       Annual Bonus Limits.

                  Notwithstanding anything in Paragraphs a, b and c above to the contrary, in no event shall the aggregate amount of the Basic, Kicker and/or Additional Bonus earned for any Bonus Year exceed 200% (the "Maximum Amount") of Employee's Base Salary. Further, if for either Bonus Year the aggregate amount of the bonuses earned under Paragraphs a, b and/or c would exceed 150% of Employee's Base Salary, then payment of all such bonus amounts in excess of 150% of Employee's Base Salary (the "Excess Amount"), up to the Maximum Amount, shall be deferred (without interest) and paid or forfeited as follows:

                  i. One-third of the Excess Amount shall vest on each of the next three anniversaries of the end of the applicable Bonus Year and shall be paid to Employee following each vesting date.

                  ii. Notwithstanding the foregoing, any Excess Amount shall vest in full upon Employee's death, termination of employment due to Employee's "Disability", termination by the Company other than for "Cause", or Employee's termination for a "Good Reason", or due to non-renewal by the Company or the Employee (as such terms are defined in the Employment Agreement) and shall be paid to Employee or Employee's legal representative within twenty (20) business days of such event.

                  iii. If Employee's employment with the Company terminates for any reason other than as provided in subparagraph ii above, all Excess Amounts then remaining hereunder shall be immediately forfeited.

3. Calculations and Payments.

All calculations under this Agreement shall be made by an independent accounting firm selected by the Company. In performing such calculations, appropriate adjustments shall be made by such accountants for any change in accounting standards required by the FASB after the beginning of a Bonus Year. No payment shall be made until the Committee certifies the results of such calculations, but in no event shall any such certification and payment be made later than thirty (30) business days following the receipt by the Company of the calculations from the accounting firm for the applicable Bonus Year.

4. General.

Notwithstanding any other provisions of the Plan or this Agreement to the contrary, if Employee's employment terminates on or following a Change of Control (as defined in the Employment Agreement) and such termination occurs during a Bonus Year, such Bonus Year shall end as of the date of such termination and no further Bonus Years shall begin after such date.

Nothing in this Agreement or the Plan shall confer any right on Employee to continue employment with the Company or its Affiliates nor restrict the Company or its Affiliates from termination of Employee's employment relationship at any time.

In the event of a conflict between the terms of this Agreement and the Plan, the Plan shall be the controlling document. Terms defined in the Plan are used herein with the same meaning.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer; and Employee has executed this Agreement, all effective as of the day and year first above written.


                                        TECHNICAL OLYMPIC USA, INC.

                                        By:
                                            ------------------------------------
                                             Name:      Antonio B. Mon
                                             Title:     Chief Executive Officer



                                        EMPLOYEE

                                        ----------------------------------------
                                        Tommy L. McAden

                                    EXHIBIT C
                                     Options

                                  STOCK OPTIONS
                           TECHNICAL OLYMPIC USA, INC.
                       ANNUAL AND LONG-TERM INCENTIVE PLAN


                        SIGN ON STOCK OPTION AGREEMENT*


AGREEMENT made as of ___________, 2002, between Technical Olympic USA, Inc., a Delaware corporation (the "Company"), and Tommy McAden ("Employee").

To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the "Plan"), by affording Employee the opportunity to purchase shares of Class A common stock, par value $.01, ("Stock") of the Company, the Company and Employee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Employee the right and option ("Option") to purchase all or any part of an aggregate of [65,613] shares of Stock on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. Exercise of this Option is subject to, and contingent upon, the approval of the Plan by the shareholders of the Company within twelve (12) months after the date the Plan was adopted by the Board of Directors of the Company.

     2. PURCHASE PRICE. The purchase price per share of Stock purchased pursuant to the exercise of this Option shall be Fair Market Value of the Stock on the grant date, but not less than $14.87.

     3. EXERCISE OF OPTION. This Option is immediately and fully vested on the date hereof. This Option may be exercised, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the date of grant hereof, subject, however, to the following provisions:

         (a) If Employee's employment with the Company terminates by reason of "Disability" (as defined in the employment agreement between the Company and Employee (the "Employment Agreement")), this Option may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the


--------

* The number of Shares subject to this Option and the minimum purchase price per share remain subject to adjustment as provided in the Employment Agreement.

                  person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one (1) year period).

         (b) If Employee dies while in the employ of the Company, Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) may exercise this Option at any time during the one (1) year period following the date of Employee's death.

         (c) If Employee's employment with the Company is terminated by the Company for any reason other than due to a Disability or for "Cause" (as such terms are defined in the Employment Agreement), this Option may be exercised at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one (1) year period).

         (d) If Employee terminates his employment with the Company for any reason other than a Good Reason, or the Company terminates Employee for Cause, this Option may be exercised, at any time during the ninety (90) day period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such ninety (90) day period).

         (e) If Employee's employment is terminated by Employee for Good Reason (as such term is defined in the Employment Agreement), this Option may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) if Employee dies during such one (1) year period.

         (f) If Employee's employment is terminated by non-renewal of the Employment Period of the Employment Agreement by the Company or by the Employee, this Option may be exercised at any time during the one (1) year period following such termination by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws or descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one (1) year period).

         (g) Notwithstanding the foregoing, there is no minimum or maximum number of shares of Stock that must be purchased by Employee upon exercise of this Option. Instead, Employee may, at any time and from time to time, purchase any number of shares of Stock that are then vested and exercisable according to the provisions of this Agreement.

         (h) Notwithstanding the foregoing, this Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof.

         The purchase price of the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the shares are readily tradable on a national securities market or exchange, through a "cashless broker exercise" procedure in accordance with a program established by the Company, or (c) any combination of the foregoing. No fraction of a share shall be issued by the Company upon exercise of an Option. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee's death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

     4. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares acquired by exercise of this Option results in wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money, if any, as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

         Employee agrees that the shares which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.

     5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

     6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

     7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

     8. ADVERSE ACTIONS OR DECISIONS. Notwithstanding any provision of this Agreement or the Plan to the contrary, in no event shall the Company make any change to the Plan or take any action authorized pursuant to the Plan which degrades or adversely affects in any manner the rights of the Employee hereunder, unless Employee consents thereto in writing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

                                             TECHNICAL OLYMPIC USA, INC.





                                             By:
                                                --------------------------------

                                             Name:  Antonio B. Mon

                                             Title: Chief Executive Officer




                                             EMPLOYEE



                                             -----------------------------------
                                             Tommy L. McAden

                           TECHNICAL OLYMPIC USA, INC.
                       ANNUAL AND LONG-TERM INCENTIVE PLAN


            PERFORMANCE ACCELERATED VESTING STOCK OPTION AGREEMENT*


AGREEMENT made as of ___________, 200__, between Technical Olympic USA, Inc., a Delaware corporation (the "Company"), and Tommy L. McAden ("Employee").

To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the "Plan"), by affording Employee the opportunity to purchase shares of Class A common stock, par value $.01, ("Stock") of the Company, the Company and Employee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Employee the right and option ("Option") to purchase all or any part of an aggregate of [136,279] shares of Stock, in three separate tranches of [45,426] shares of Stock ("Tranche I"), [45,426] shares of Stock ("Tranche II"), and [45,427] shares of Stock ("Tranche III"), on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. Exercise of this Option is subject to, and contingent upon, the approval of the Plan by the shareholders of the Company within twelve (12) months after the date the Plan was adopted by the Board of Directors of the Company.

     2. PURCHASE PRICE. The purchase price per share of Stock purchased pursuant to the exercise of this Option shall be Fair Market Value of the Stock on the grant date, but not less than $14.87.

     3. EXERCISE OF OPTION. This Option shall become fully vested on the seventh anniversary of the date of grant hereof and may be immediately exercised at any time and from time to time after the seventh anniversary of the date of grant hereof, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time); provided, however, that a portion or all of this Option may become vested earlier and become exercisable as provided in Attachment A hereto or as provided below:

         (a) If Employee's employment with the Company terminates by reason of "Disability" (as defined in the employment agreement between the Company and Employee (the "Employment Agreement")), this Option may be exercised, at any


----------

* The number of Shares subject to this Option and the minimum purchase price per share remain subject to adjustment as provided in the Employment Agreement.

                  time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one-year period), but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee's employment so terminates.

         (b) If Employee dies while in the employ of the Company, Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) may exercise this Option at any time during the one (1) year period following the date of Employee's death, but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date of Employee's death.

         (c) If Employee's employment with the Company is terminated by the Company for any reason other than due to a Disability or for "Cause" (as defined in the Employment Agreement), this Option shall be fully vested and may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).

         (d) If Employee terminates his employment with the Company for any reason other than a Good Reason, or the Company terminates Employee for Cause, this Option, to the extent vested on the date of termination, may be exercised, at any time during the ninety (90) day period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such ninety (90) day period), but in each case only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee's employment so terminates.

         (e) If Employee's employment is terminated by Employee for Good Reason, this Option shall be fully vested and may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) if Employee dies during such period.

         (f) If Employee's employment is terminated for any other reason not otherwise addressed herein prior to the seventh anniversary of the date of grant, this Option, to the extent not already vested, shall become vested as to such remaining part thereof upon the seventh anniversary of the date of grant and such remaining part thereof may be exercised at any time during the one (1) year period following such seventh year anniversary by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws or descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).

         (g) Notwithstanding the foregoing, there is no minimum or maximum number of shares of Stock that must be purchased by Employee upon exercise of this Option. Instead, Employee may, at any time and from time to time, purchase any number of shares of Stock that are then vested and exercisable according to the provisions of this Agreement.

         (h) Notwithstanding the foregoing, this Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof.

The purchase price of the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the shares are readily tradable on a national securities market or exchange, through a "cashless broker exercise" procedure in accordance with a program established by the Company, or (c) any combination of the foregoing. No fraction of a share shall be issued by the Company upon exercise of an Option. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee's death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

         4. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares acquired by exercise of this Option results in wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money, if any, as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

Employee agrees that the shares which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.

         5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

         6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

         7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

         8. ADVERSE ACTIONS OR DECISIONS. Notwithstanding any provisions of this Agreement or the Plan to the contrary, in no event shall the Company make any change to the Plan or take any action authorized pursuant to the Plan which degrades or adversely affects in any manner the rights of Employee hereunder, unless Employee consents thereto in writing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

                                        TECHNICAL OLYMPIC USA, INC.





                                        By:
                                           -------------------------------------

                                        Name:  Antonio B. Mon

                                        Title: Chief Executive Officer



                                        EMPLOYEE



                                        ----------------------------------------
                                        Tommy L. McAden

                                  ATTACHMENT A
                           TECHNICAL OLYMPIC USA, INC.
               PERFORMANCE ACCELERATED VESTING STOCK OPTION GRANT

                          ACCELERATED VESTING CRITERIA

I.       Total Return to Shareholders ("TRS")

         The vesting of an Option Tranche shall become accelerated based on the comparison of (i) the TRS (as defined below) of the Company's common stock at the end of the Performance Period applicable to such Tranche to (ii) the TRS of each of the various common stocks of the Peer Group for such Performance Period.

         "TRS" means the appreciation/depreciation in the average price of the applicable common stock at the end of the Performance Period, with any dividends paid on such stock during such Performance Period being deemed reinvested, over the average price of the applicable common stock at the beginning of the Performance Period.

         The "average price" of the Company's common stock and of the common stock of each of the members of the Peer Group (i) at the beginning of the Performance Period shall mean the average of the closing prices of such stock during the calendar quarter immediately preceding the beginning of such Performance Period and (ii) at the end of the Performance Period shall mean the average of the closing prices of such stock during the last calendar quarter of such Performance Period.

II.      Performance Periods

         Separate Performance Periods shall apply to each Option Tranche as follows:


                          Option Tranche                        Performance Period
                          --------------                        ------------------

                                 I                      January 1, 2002 - December 31, 2004

                                II                      January 1, 2003 - December 31, 2005

                                III                     January 1, 2004 - December 31, 2006

III.     Accelerated Vesting

         The number of shares of Stock with respect to an Option Tranche that shall become vested, if any, at the end of the applicable Performance Period shall be determined by the percentile ranking of the Company's TRS for such Performance Period vs. the TRS for the Peer Group companies for the Performance Period, as follows:

                                                           1         2         3          4          5            6


        Company TRS Percentile Rank vs.                  <25th     25th     37.5th      50th      62.5th    > or = to 75th
        Peer Group Members' TRS

        Vested Percentage                                 0%        10%       35%        60%        85%         100%




         For results between columns 2 and 3, 3 and 4, 4 and 5, and 5 and 6, the Vested Percentage earned shall be determined by linear interpolation between the two applicable vesting standards.

IV.      Peer Group

         The Peer Group shall consist of the following companies:

                  Beazer Homes USA, Inc.
                  Centex Corporation
                  D.R. Horton, INC.
                  Hovnanian Enterprises, Inc.
                  KB Home (Formerly Kaufman and Broad Home Corporation) Lennar Corporation
                  M.D.C. Holdings, INC.
                  NVR, Inc.
                  Pulte Corporation
                  The Ryland Group, INC.
                  Standard Pacific Corp.
                  Toll Brothers, INC.

         The Company shall engage Compustat (or other similar firm) to annually rank the above peer companies for purposes of determining the Company's percentile ranking.

V.       Calculations

         All TRS calculations under this Agreement shall be made by an independent accounting firm or consulting expert selected by the Company. In performing such calculations, appropriate adjustments shall be made for any change in accounting standards required by the FASB after the beginning of a Performance Period.

                           TECHNICAL OLYMPIC USA, INC.
                       ANNUAL AND LONG-TERM INCENTIVE PLAN


                        FRONT END STOCK OPTION AGREEMENT*


AGREEMENT made as of ___________, 200__, between Technical Olympic USA, Inc., a Delaware corporation (the "Company"), and Tommy L. McAden ("Employee").

To carry out the purposes of the Technical Olympic USA, Inc. Annual and Long-Term Incentive Plan (the "Plan"), by affording Employee the opportunity to purchase shares of Class A common stock, par value $.01, ("Stock") of the Company, the Company and Employee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby irrevocably grants to Employee the right and option ("Option") to purchase all or any part of an aggregate of [302,841] shares of Stock on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. Exercise of this Option is subject to, and contingent upon, the approval of the Plan by the shareholders of the Company within twelve (12) months after the date the Plan was adopted by the Board of Directors of the Company.

     2. PURCHASE PRICE. The purchase price per share of Stock purchased pursuant to the exercise of this Option shall be as follows: (i) with respect to the first [100,947] shares of Stock ("Tranche I"), ten percent (10%) higher than the Fair Market Value of the stock on the grant date but not less than $16.36, (ii) with respect to the second [100,947] shares of Stock ("Tranche II"), ten percent (10%) higher than the Tranche I exercise price but not less than $17.99, and
(iii) with respect to the third [100,947] shares of Stock ("Tranche III"), ten percent (10%) higher than the Tranche II exercise price but not less than $19.79.

     3. EXERCISE OF OPTION. This Option shall become vested and may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

          A. with respect to Tranche I, at any time and from time to time on and after January 1, 2003;

          B. with respect to Tranche II, at any time and from time to time on and after January 1, 2004; and

----------

* The number of Shares subject to this Option and the minimum purchase price per share remain subject to adjustment as provided in the Employment Agreement.

          C. with respect to Tranche III, at any time and from time to time on and after January 1, 2005.

Notwithstanding the above schedule, upon the occurrence of the following events, this Option shall vest and become exercisable as provided below:

                  (a) If Employee's employment with the Company terminates by reason of "Disability" (as defined in the employment agreement between the Company and Employee (the "Employment Agreement")), this Option may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such one (1) year period), but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee's employment so terminates.

                  (b) If Employee dies while in the employ of the Company, Employee's estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) may exercise this Option at any time during the one
         (1) year period following the date of Employee's death, but only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date of Employee's death.

                  (c) If Employee's employment with the Company is terminated by the Company for any reason other than due to a Disability or for "Cause" (as defined in the Employment Agreement), this Option shall be fully vested and may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).

                  (d) If Employee terminates his employment with the Company for any reason other than a "Good Reason" (as defined in the Employment Agreement), or the Company terminates Employee for Cause, this Option, to the extent vested on the date of termination, may be exercised, at any time during the ninety (90) day period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period), but in each case only as to the vested number of shares of Stock, if any, that Employee was entitled to purchase hereunder as of the date Employee's employment so terminates.

                  (e) If Employee's employment is terminated by Employee for Good Reason, this Option shall be fully vested and may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by the Employee's estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).

                  (f) If Employee's employment is terminated due to the non-renewal of the Employment Period of the Employment Agreement by the Company or the Employee, this Option shall be fully vested and may be exercised, at any time during the one (1) year period following such termination, by Employee or by Employee's guardian or legal representative (or by Employee's estate or the person who acquires this Option by will or the laws or descent and distribution or otherwise by reason of the death of Employee if Employee dies during such period).

                    (g) Notwithstanding the foregoing, there is no minimum or maximum number of shares of Stock that must be purchased by Employee upon exercise of this Option. Instead, Employee may, at any time and from time to time, purchase any number of shares of Stock that are then vested and exercisable according to the provisions of this Agreement.

                    (h) Notwithstanding the foregoing, this Option shall not be exercisable in any event after the expiration of ten (10) years from the date of grant hereof.

The purchase price of the shares of Stock as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including by check acceptable to the Company), (b) if the shares are readily tradable on a national securities market or exchange, through a "cashless broker exercise" procedure in accordance with a program established by the Company, or (c) any combination of the foregoing. No fraction of a share shall be issued by the Company upon exercise of an Option. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee's death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable upon an exercise of this Option.

         4. WITHHOLDING OF TAX. To the extent that the exercise of this Option or the disposition of shares acquired by exercise of this Option results in wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such exercise or disposition such amount of money, if any, as the Company may require to meet its minimum withholding obligations under applicable tax laws or regulations. No exercise of this Option shall be effective until Employee (or the person entitled to exercise this Option, as applicable) has made arrangements approved by the Company to satisfy all applicable minimum tax withholding requirements of the Company.

Employee agrees that the shares which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees that (i) the certificates representing the shares purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the shares purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares purchased under this Option.

         5. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

         6. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

         7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

         8. ADVERSE ACTIONS OR DECISIONS. Notwithstanding any provisions of this Agreement or the Plan to the contrary, in no event shall the Company make any change to the Plan or take any action authorized pursuant to the Plan which degrades or adversely affects in any manner the rights of Employee hereunder, unless Employee consents thereto in writing.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, all effective as of the day and year first above written.

                                             TECHNICAL OLYMPIC USA, INC.

                                             By:
                                                -------------------------------

                                             Name:  Antonio B. Mon

                                             Title: Chief Executive Officer




                                             EMPLOYEE





                                             -----------------------------------
                                             Tommy L. McAden